Exhibit 99.1

PPG Chlor-alkali and

Derivatives Business

Combined Financial Statements as of December 31, 2012 and 2011, and for Each of the Three Years in the Period Ended December 31, 2012 and Independent Auditors’ Report

PPG Chlor-alkali and Derivatives Business

Combined Financial Statements

Years Ended December 31, 2012 and 2011

Page(s)

Report of Independent Registered Public Accounting Firm	1
Audited Combined Financial Statements
Combined Statement of Income for the years ended December 31, 2012, 2011 and 2010	2
Combined Statement of Comprehensive Income for the years ended December 31, 2012, 2011 and 2010	2
Combined Balance Sheet as of December 31, 2012 and 2011	3
Combined Statement of Cash Flows for the years ended December 31, 2012, 2011 and 2010	4
Combined Statement of Changes in Parent Company Equity for the years ended December 31, 2012, 2011 and 2010	5
Notes to Combined Financial Statements	6-30

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Axiall Corporation:

We have audited the accompanying combined balance sheets of the chlor-alkali and derivatives business of PPG Industries, Inc. (the “PPG Chlor-alkali and Derivatives Business”) as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income, cash flows, and changes in parent company equity for each of the three years in the period ended December 31, 2012.  These financial statements are the responsibility of the PPG Chlor-alkali and Derivatives Business’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The PPG Chlor-alkali and Derivatives Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the PPG Chlor-alkali and Derivatives Business’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined statements present fairly, in all material respects, the financial position of the PPG Chlor-alkali and Derivatives Business as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 and Note 13, the accompanying combined financial statements of the PPG Chlor-alkali and Derivatives Business have been prepared from the separate records maintained by the PPG Chlor-alkali and Derivatives Business and include allocations of certain costs from PPG Industries, Inc.  These allocations may not be reflective of the actual expense which would have been incurred had the PPG Chlor-alkali and Derivatives Business operated as a separate entity apart from PPG Industries, Inc.

As discussed in Note 21, PPG Industries, Inc. completed the separation of the PPG Chlor-alkali and Derivatives Business and the merger of the subsidiary holding the PPG Chlor-alkali and Derivatives Business with a subsidiary of Georgia Gulf Corporation on January 28, 2013.  The combined company is named Axiall Corporation.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
May 14, 2013

PPG Chlor-alkali and Derivatives Business

Combined Statement of Income

(in millions)

	For the Years Ended December 31
	2012	2011	2010

Net sales	$1,700	$1,741	$1,441
Cost of sales, exclusive of depreciation and amortization	1,178	1,224	1,117
Selling, general and administrative (See Note 13)	127	123	102
Depreciation and amortization	43	41	39
Research and development	2	2	2
Other charges (See Note 16)	8	10	11
Other earnings (See Note 19)	(12)	(27)	(7)

Income before income taxes	354	368	177

Income tax expense (See Note 14)	114	122	65

Net income attributable to the controlling and noncontrolling interests	240	246	112

Less: net income attributable to noncontrolling interests	(13)	(13)	(7)

Net income (attributable to the PPG Chlor-alkali and Derivatives Business)	$227	$233	$105

The accompanying notes to the combined financial statements are an integral part of this combined statement.

PPG Chlor-alkali and Derivatives Business

Combined Statement of Comprehensive Income

(in millions)

	For the Years Ended December 31
	2012	2011	2010

Net income attributable to the controlling and noncontrolling interests	$240	$246	$112
Other comprehensive income (loss), net of tax (See Note 17):
Unrealized currency translation adjustment	7	(2)	(2)
Defined benefit pension and other postretirement benefit adjustments (See Note 15)	20	(27)	(20)
Net change — derivatives (See Note 12)	4	9	8
Other comprehensive income (loss), net of tax	31	(20)	(14)
Total comprehensive income	$271	$226	$98
Less: amounts attributable to noncontrolling interests:
Net income	(13)	(13)	(7)
Unrealized currency translation adjustment	(1)	—	(1)
Comprehensive income (attributable to the PPG Chlor-alkali and Derivatives Business)	$257	$213	$90

The accompanying notes to the combined financial statements are an integral part of this combined statement.

PPG Chlor-alkali and Derivatives Business

Combined Balance Sheet

(in millions)

	December 31
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$29	$31
Receivables-net (See Note 6)	247	224
Inventories (See Note 6)	75	59
Cash held in escrow (See Note 4)	3	—
Other	20	21
Total current assets	374	335

Property (See Note 7)	1,940	1,888
Less accumulated depreciation	(1,571)	(1,523)
Property — net	369	365
Investments (See Note 8)	21	15
Cash held in escrow (See Note 4)	—	3
Identifiable intangible assets (See Note 9)	5	6
Other assets	11	10
Total	$780	$734

Liabilities and Parent Company Equity
Current liabilities:
Accounts payable, trade	$101	$115
Accrued payroll	35	30
Other current liabilities (See Note 6)	63	71
Total current liabilities	199	216

Accrued pensions (See Note 15)	73	79
Accrued other postretirement benefits (See Note 15)	163	168
Accrued environmental contingencies (See Note 16)	28	29
Other liabilities	47	44
Total liabilities	510	536

Commitments and contingent liabilities (See Note 16)

Parent company equity:
Parent company investment (See Note 13)	423	382
Accumulated other comprehensive loss (See Note 17)	(171)	(201)
Total parent company equity	252	181

Noncontrolling interests	18	17
Total equity	270	198

Total	$780	$734

The accompanying notes to the combined financial statements are an integral part of this combined statement.

PPG Chlor-alkali and Derivatives Business

Combined Statement of Cash Flows

(in millions)

	For the Years Ended December 31
	2012	2011	2010
Operating activities:
Net income attributable to the controlling and noncontrolling interests	$240	$246	$112
Adjustments to reconcile cash from operations:
Depreciation and amortization	43	41	39
Pension expense (See Note 15)	17	13	15
Pension cash contribution (See Note 15)	(1)	(8)	(38)
Restructuring cash spending (See Note 10)	—	—	(3)
Charge related to change in U.S. tax law (See Note 14)	—	—	12
Bargain purchase gain, net (See Note 4)	—	(9)	—
Equity affiliate (earnings) loss	(2)	(1)	1
Change in certain asset and liability accounts:
Increase in receivables	(22)	(26)	(18)
(Increase) / decrease in inventories	(16)	(4)	1
(Increase) / decrease in other current assets	(3)	(2)	1
(Decrease) / increase in accounts payable and accrued liabilities	(11)	14	20
Decrease / (increase) in noncurrent assets	1	(2)	7
Increase / (decrease) in noncurrent liabilities	—	6	(11)
Change in accrued tax and interest accounts	(11)	11	18
Other	9	(3)	(14)
Cash from operating activities	244	276	142

Investing activities:
Additions to property	(48)	(64)	(40)
Business acquisitions, net of cash balances acquired	—	(25)	(3)
Deposits placed in escrow	—	(3)	—
Proceeds from sale of property and investments	3	6	—
Cash used for investing activities	(45)	(86)	(43)

Financing activities:
Net cash remitted to PPG Industries, Inc.	(188)	(166)	(89)
Dividends paid on subsidiary common stock to noncontrolling interests	(13)	(8)	(6)
Cash used for financing activities	(201)	(174)	(95)

Effect of currency exchange rate changes on cash and cash equivalents	—	—	1

Net (decrease) / increase in cash and cash equivalents	(2)	16	5

Cash and cash equivalents, beginning of period	31	15	10
Cash and cash equivalents, end of period	$29	$31	$15

The accompanying notes to the combined financial statements are an integral part of this combined statement.

PPG Chlor-alkali and Derivatives Business

Combined Statement of Changes in Parent Company Equity

(In millions)

For the Years ended December 31, 2012, 2011 and 2010

	Parent Company Investment	Accumulated Other Comprehensive (Loss)	Total Parent Company Equity	Non- controlling Interest	Total Equity

Balance — Jan. 1, 2010	$296	$(167)	$129	$10	$139

Net income attributable to controlling and noncontrolling interests	105	—	105	7	112
Other comprehensive (loss) income, net of tax	—	(14)	(14)	1	(13)
Stock-based compensation expense, net of tax	1	—	1	—	1
Dividends paid on subsidiary common stock to noncontrolling interests	—	—	—	(6)	(6)
Net cash remitted to PPG Industries, Inc.	(89)	—	(89)	—	(89)
Balance — Dec. 31, 2010	$313	$(181)	$132	$12	$144

Net income attributable to controlling and noncontrolling interests	233	—	233	13	246
Other comprehensive (loss), net of tax	—	(20)	(20)	—	(20)
Stock-based compensation expense, net of tax	2	—	2	—	2
Dividends paid on subsidiary common stock to noncontrolling interests	—	—	—	(8)	(8)
Net cash remitted to PPG Industries, Inc.	(166)	—	(166)	—	(166)
Balance — Dec. 31, 2011	$382	$(201)	$181	$17	$198

Net income attributable to controlling and noncontrolling interests	227	—	227	13	240
Other comprehensive income, net of tax	—	30	30	1	31
Stock-based compensation expense, net of tax	2	—	2	—	2
Dividends paid on subsidiary common stock to noncontrolling interests	—	—	—	(13)	(13)
Net cash remitted to PPG Industries, Inc.	(188)	—	(188)	—	(188)
Balance — Dec. 31, 2012	$423	$(171)	$252	$18	$270

The accompanying notes to the combined financial statements are an integral part of this combined statement.

PPG Chlor-alkali and Derivatives Business

Notes to Combined Financial Statements

Note 1. Description of Business

The accompanying combined financial statements present the historical financial position, results of operations and cash flows of the chlor-alkali and derivatives business of PPG Industries, Inc. (the “PPG Chlor-alkali and Derivatives Business”) in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).

The PPG Chlor-alkali and Derivatives Business produces chlor-alkali and derivative products, including chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, hydrochloric acid and phosgene derivatives. Most of these products are sold directly to manufacturing companies in the chemical processing, plastics, including polyvinyl chloride (PVC), paper, minerals, metals and water treatment industries. The PPG Chlor-alkali and Derivatives Business operates manufacturing facilities in the United States (“U.S.”), Canada, and Taiwan. The PPG Chlor-alkali and Derivatives Business consists of one operating and one reportable segment.

On January 28, 2013, PPG Industries, Inc. (“PPG” or the “Parent company”) completed the separation of the PPG Chlor-alkali and Derivatives Business and the merger of the subsidiary holding the PPG Chlor-alkali and Derivatives Business with a subsidiary of Georgia Gulf Corporation (“Georgia Gulf”).  The combined company formed by uniting Georgia Gulf with PPG’s former Chlor-alkali and Derivatives Business is named Axiall Corporation.  Refer to Note 21, “Separation and Merger Transaction” for additional information relating to this transaction.

Note 2. Basis of Presentation

These combined financial statements include the results of Taiwan Chlorine Industries, Ltd. (“TCI”), a subsidiary which is controlled by PPG and in which PPG holds a 60 percent ownership interest. In the accompanying combined financial statements, the outside shareholder’s interests are shown as noncontrolling interests. The accompanying combined financial statements also include investments in certain companies in which PPG owns 20 percent to 50 percent of the voting stock and has the ability to exercise significant influence over the operating and financial policies of the investee, which are accounted for using the equity method of accounting. As a result, PPG’s share of the earnings or losses of such equity affiliates is included in the accompanying combined statement of income and PPG’s share of these companies’ shareholders’ equity is included in Investments in the accompanying combined balance sheet.

During the periods presented, the PPG Chlor-alkali and Derivatives Business was under the control of PPG. The combined financial statements have been prepared from the separate records maintained by the PPG Chlor-alkali and Derivatives Business and include all direct costs of the PPG Chlor-alkali and Derivatives Business and costs allocated from PPG (see Note 13, “Related Party Transactions”). However, the combined financial statements are not necessarily indicative of the financial position, results of operations and cash flows that would have existed if the PPG Chlor-alkali and Derivatives Business had operated as a stand-alone entity during the periods presented. Had the PPG Chlor-alkali and Derivatives Business existed as a separate entity, its combined results of operations and financial position could have differed materially from those presented in the combined financial statements included herein.

In North America, PPG uses a centralized approach to managing its cash and financing its operations. Cash deposits from the PPG Chlor-alkali and Derivatives Business’s operations in North America are transferred to PPG on a regular basis and are netted against the Parent company investment component of Total parent company equity. TCI does not participate in any centralized PPG cash management program, maintains cash and cash equivalent balances to fund its local operations and periodically remits excess funds via dividends to the owners. There are no intercompany loan arrangements between TCI and PPG. Consequently, none of PPG’s cash, cash equivalents, or debt has been allocated to the PPG Chlor-alkali and Derivatives Business in the accompanying combined financial statements. Cash and cash equivalents included in the accompanying combined balance sheet are primarily held at TCI at December 31, 2012 and 2011, as the PPG Chlor-alkali and Derivatives Business’s operations in U.S. and Canadian locations participate in centralized cash management programs.

All PPG Chlor-alkali and Derivatives Business intra-company transactions have been eliminated in the preparation of the accompanying combined financial statements.

Note 3. Summary of Significant Accounting Policies

Use of Estimates in the Preparation of the Financial Statements

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expenses during the reporting period. Actual outcomes could differ from those estimates.

Revenue Recognition

Revenue from sales is recognized when goods are shipped and title to inventory and risk of loss passes to the customer or when services have been rendered.

Shipping and Handling Costs

Amounts billed to customers for shipping and handling are reported in Net sales in the accompanying combined statement of income. Shipping and handling costs incurred by the PPG Chlor-alkali and Derivatives Business for the delivery of goods to customers are included in Cost of sales, exclusive of depreciation and amortization in the accompanying combined statement of income.

Selling, General and Administrative Costs

Amounts presented as Selling, general and administrative in the accompanying combined statement of income are comprised of selling, customer service, and distribution costs, as well as the costs of providing functional support in such areas as finance, law, human resources and planning (See Note 13, “Related Party Transactions”). Distribution costs pertain to the movement to and storage of finished goods inventory at company-owned and leased warehouses, terminals and other distribution facilities. Certain of these costs may be included in cost of sales by other companies, resulting in a lack of comparability with other companies.

Legal Costs

Legal costs are expensed as incurred.

Foreign Currency Translation

The functional currency of the non-U.S. operations of the PPG Chlor-alkali and Derivatives Business is their local currency. Assets and liabilities of those operations are translated into U.S. dollars using period-end exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Unrealized currency translation adjustments are deferred in accumulated other comprehensive loss, a separate component of Total parent company equity.

Cash Equivalents

Cash equivalents are highly liquid investments (valued at cost, which approximates fair value) acquired with an original maturity of three months or less.

Allowance for Doubtful Accounts

The PPG Chlor-alkali and Derivatives Business provides an allowance for doubtful accounts to reduce receivables to their estimated net realizable value when it is probable that a loss will be incurred. Those estimates are based on historical collection experience, current economic and market conditions, a review of the aging of accounts receivable and the assessments of current creditworthiness of customers.

Inventories

U.S. inventories are stated at cost, using the last-in, first-out (“LIFO”) method, which does not exceed market. The PPG Chlor-alkali and Derivatives Business’s U.S. inventory is part of the applicable PPG LIFO pool. In the accompanying combined financial statements, the applicable PPG LIFO pool has been apportioned to the PPG Chlor-alkali and Derivatives Business utilizing the ratio of gross carrying value of the inventory associated with the PPG Chlor-alkali and Derivatives Business, in base dollars, as a percentage of the applicable PPG LIFO pool’s total base dollar inventory, as of the applicable year-end date.

All non-U.S. inventories are stated at cost, using the first-in, first-out (“FIFO”) method, which does not exceed market. Cost is determined using standard factory costs, which approximate actual costs, excluding certain fixed costs such as depreciation and property taxes.

Marketable Equity Securities

The PPG Chlor-alkali and Derivatives Business’s investments in marketable equity securities are recorded at fair market value and reported in Other current assets and Investments on the accompanying combined balance sheet with changes in fair market value recorded in income for those securities designated as trading securities.

Property

Property is recorded at cost. The PPG Chlor-alkali and Derivatives Business computes depreciation by the straight-line method based on the estimated useful lives of depreciable assets. Additional expense is recorded when facilities or equipment are subject to abnormal economic conditions or obsolescence. Significant improvements that add to productive capacity or extend the lives of properties are capitalized. Costs for repairs and maintenance are charged to expense as incurred. When property is retired or otherwise disposed of, the original cost and related accumulated depreciation balance are removed from the accounts and any related gain or loss is included in income. Property and other long-lived assets are reviewed for impairment whenever events or circumstances indicate that their carrying amounts may not be recoverable.

Identifiable Intangible Assets

Identifiable intangible assets acquired in business combinations are recorded based upon their fair value at the date of acquisition.

Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives (10 years) and are reviewed for impairment whenever events or circumstances indicate that their carrying amount may not be recoverable.

Pensions and Other Postretirement Benefits

Most of the PPG Chlor-alkali and Derivatives Business’s employees are covered by PPG’s defined benefit pension plans, and most of the PPG Chlor-alkali and Derivatives Business’s employees in the U.S. and Canada are covered by PPG’s welfare benefit plans that provide postretirement medical and life insurance benefits for those employees and their respective dependents. The liability and expense for these plans is calculated for each PPG operating location. For operating locations representing more than one PPG business, pension and postretirement medical expense and liabilities are allocated between those businesses based on the related headcount and salary costs. These costs are included in Cost of sales, exclusive of depreciation and amortization, Selling, general and administration and Research and development in the accompanying combined statement of income.

Income Taxes

The PPG Chlor-alkali and Derivatives Business’s U.S., Canadian and certain other non-U.S. operating results are included in the income tax returns of PPG. The PPG Chlor-alkali and Derivatives Business accounts for income taxes under the separate return method. Under this approach, the PPG Chlor-alkali and Derivatives Business determines its current tax liability and deferred tax assets and liabilities and related tax expense as if it were filing a separate tax return.

Asset Retirement Obligations

An asset retirement obligation represents a legal obligation associated with the retirement of a tangible long-lived asset that is incurred upon the acquisition, construction, development or normal operation of that long-lived asset. The PPG Chlor-alkali and Derivatives Business recognizes asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made. The asset retirement obligation is subsequently adjusted for changes in fair value. The associated estimated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over its useful life. The PPG Chlor-alkali and Derivatives Business’s asset retirement obligations are primarily associated with closure of certain assets used in the chemicals manufacturing process.

The accrued asset retirement obligation was $10 million as of December 31, 2012 and $9 million as of December 31, 2011.

The PPG Chlor-alkali and Derivatives Business’s only conditional asset retirement obligation relates to the possible future abatement of asbestos contained in certain of the PPG Chlor-alkali and Derivatives Business production facilities. The asbestos in the PPG Chlor-alkali and Derivatives Business’s production facilities arises from the application of normal and customary building practices in the past when the facilities were constructed. This asbestos is encapsulated in place and, as a result, there is no current legal requirement to abate it. Inasmuch as there is no requirement to abate, the PPG Chlor-alkali and Derivatives Business does not have any current plans or intentions to abate and therefore the timing, method and cost of future abatement, if any, are not known. The PPG Chlor-alkali and Derivatives Business has not recorded an asset retirement obligation associated with asbestos abatement, given the uncertainty concerning the timing of future abatement, if any.

New Accounting Standards Adopted in 2012

In May 2011, the Financial Accounting Standards Board (“FASB”) issued an amendment to the fair value measurement guidance and disclosure requirements that established common U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”) measurement and reporting requirements. The new requirements were effective for the first interim or annual period beginning after December 15, 2011 and were to be applied prospectively. The PPG Chlor-alkali and Derivatives Business adopted the new requirements in 2012; however, the adoption of this guidance did not have a material effect on its combined financial position, results of operations or cash flows.

Note 4. Acquisitions

In May 2011, the PPG Chlor-alkali and Derivatives Business acquired the assets of Equa-Chlor, Inc. for $28 million, of which $3 million is held in escrow pending satisfaction of any PPG indemnity claims through May of 2013. The assets, liabilities, results of operations and cash flows of Equa-Chlor are included within the PPG Chlor-alkali and Derivatives Business financial statements from the date of acquisition. The excess fair value of the assets acquired and liabilities assumed, which consisted principally of property and operating working capital, over the purchase price resulted in a bargain purchase gain of $10 million. This gain was partially offset by a $1 million loss related to the step up to fair value of acquired inventory. The gain is reported in Other earnings in the accompanying combined statement of income for the year ended December 31, 2011.

In early 2006, the PPG Chlor-alkali and Derivatives Business acquired the North American beaded caustic soda business of Oxy Vinyls, LP, which was principally comprised of customer contracts. The purchase price of the business included contingent payments which were payable, if earned, over a five year period following the date of acquisition. These payments totaled $6 million, and the final such payment was made in the first quarter of 2011. The PPG Chlor-alkali and Derivatives Business’s intangible assets are principally related to this acquisition.

Note 5. Fair Value Measurement

The accounting guidance on fair value measurement establishes a hierarchy with three levels of inputs used to determine fair value. Level 1 inputs are quoted prices in active markets for identical assets and liabilities, are considered to be the most reliable evidence of fair value, and should be used whenever available. Level 2 inputs are observable prices that are not quoted on active exchanges. Level 3 inputs are unobservable inputs used for measuring the fair value of assets or liabilities.

Assets and liabilities reported at fair value on a recurring basis:

(Millions)	Level 1	Level 2	Level 3	Total
At December 31, 2012

Investments:
Marketable equity securities	$5	$—	$—	$5

At December 31, 2011

Other current assets:
Marketable equity securities	$1	—	—	$1
Investments:
Marketable equity securities	4	—	—	4
Accounts payable and accrued liabilities:
Natural gas swap contracts(a)	—	6	—	6

(a)         This entire balance is designated as a hedging instrument under U.S. GAAP.

6. Working Capital Detail

	December 31,
(Millions)	2012	2011
Receivables
Trade-net (a)	$228	$201
Equity affiliates	9	4
Other-net	10	19
Total	$247	$224
Inventories (b)
Finished products	$50	$52
Raw materials	19	12
Supplies	47	45
LIFO Reserve	(41)	(50)
Total	$75	$59
Other current liabilities
Customer rebates	$18	$14
Other postretirement benefits	10	10
Taxes payable	5	9
Fair value derivative	—	6
Environmental remediation	4	6
Payable, equity affiliate	2	3
Contingent liability, Equa-Chlor	3	—
Other	21	23
Total	$63	$71

(a) The allowance for doubtful accounts was $1 million and $2 million as of December 31, 2012 and 2011, respectively.

(b) Inventories valued using the LIFO method of inventory valuation comprised 91 percent and 92 percent of total gross inventory values as of December 31, 2012 and 2011, respectively.

7. Property

	Useful Lives	December 31,
(Millions)	(years)	2012	2011
Land and land improvements	5-30	$67	$63
Buildings	20-40	99	93
Machinery and equipment	5-25	1,701	1,646
Furniture, fixtures and other and	3-20	47	34
Construction in process		26	52
Total		$1,940	$1,888

8. Investments

(Millions)	2012	2011
Equity affiliates	$16	$11
Marketable equity securities	5	4
Total	$21	$15

The PPG Chlor-alkali and Derivatives Business includes PPG’s 50 percent ownership interest in RS Cogen, L.L.C. (“RS Cogen”), which toll produces electricity and steam primarily for the PPG Chlor-alkali and Derivatives Business and PPG’s joint venture partner. The joint venture was formed with a wholly-owned subsidiary of Entergy Corporation (“Entergy”) in 2000 for the construction and operation of a $300 million process steam, natural gas-fired cogeneration facility in Lake Charles, LA, the majority of which was financed by a syndicate of banks. As of December 31, 2012 and 2011, RS Cogen had bank debt outstanding of $173 million and $183 million, respectively. The PPG Chlor-alkali and Derivatives Business’s future commitment to purchase electricity and steam from the joint venture approximates $23 million per year subject to contractually defined inflation adjustments for the next 10 years. The purchases for the years ended December 31, 2012, 2011 and 2010 were $25 million, $23 million and $23 million respectively.

RS Cogen is a variable interest entity under U.S. accounting guidance. The joint venture’s critical operations are overseen by a management committee, which has equal representation from both PPG and Entergy. With the power to direct the activities of RS Cogen equally shared between RS Cogen’s two owners, PPG did not consider itself to be the joint venture’s primary beneficiary. Accordingly, PPG accounted for its investment in RS Cogen as an equity method investment.

The following table summarizes the PPG Chlor-alkali and Derivatives Business’s maximum exposure to loss associated with RS Cogen:

(Millions)
Investment in and advances to RS Cogen	$19
Take-or-pay obligation under power tolling arrangement	234
Maximum exposure to loss as of December 31, 2012	$253

The equity affiliates have accumulated net losses; accordingly, the PPG Chlor-alkali and Derivatives Business has no share of undistributed net earnings related to these affiliates as of December 31, 2012 and 2011. There were no dividends received from these equity affiliates in 2012, 2011 or 2010.

Note 9. Identifiable Intangible Assets

The PPG Chlor-alkali and Derivatives Business’s identifiable intangible assets with finite lives relate to customer relationships and are being amortized over their estimated useful lives (10 years). At December 31, 2012, the gross carrying amount of these identifiable intangible assets was $10 million and the accumulated amortization was $5 million.

	December 31, 2012			December 31, 2011
(Millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer-related intangibles	$10	(5)	$5	$10	(4)	$6

Amortization expense was $1 million in 2012, 2011 and 2010, respectively. The estimated future amortization expense of identifiable intangible assets is approximately $1 million per year, through 2016.

Note 10. Business Restructuring

In March 2012, PPG finalized a restructuring plan to reduce PPG’s cost structure. As a result of this restructuring plan, in March of 2012 a charge of $1 million for severance costs associated with 22 employees was recorded by the PPG Chlor-alkali and Derivatives Business. In the fourth quarter of 2012, management decided not to proceed with the PPG Chlor-alkali and Derivatives Business severance actions and the $1 million charge was reversed.

During the year-ended December 31, 2010, there was restructuring spending of $3 million related to a 2009 restructuring program. All actions related to the 2009 restructuring program were completed in 2010.

Note 11. Financial Instruments, Excluding Derivative Financial Instruments

Included in the PPG Chlor-alkali and Derivatives Business’s financial instrument portfolio are cash, cash held in escrow and marketable equity securities. The fair values of these financial instruments approximated their carrying values at December 31, 2012 and December 31, 2011, in the aggregate.

Note 12. Derivative Financial Instruments and Hedge Activities

The PPG Chlor-alkali and Derivatives Business recognizes all derivative financial instruments as either assets or liabilities at fair value on the combined balance sheet. The accounting for changes in the fair value of a derivative depends on the use of the instrument. To the extent that a derivative is effective as a hedge of an exposure to future changes in cash flows, the change in fair value of the instrument is deferred in accumulated other comprehensive income (loss) (“AOCI”). Any portion considered to be ineffective is reported in earnings immediately, including changes in value related to credit risk. The PPG Chlor-alkali and Derivatives Business had only cash flow hedging relationships during the three-year period ended December 31, 2012.

The PPG Chlor-alkali and Derivatives Business’s policies do not permit speculative use of derivative financial instruments. The PPG Chlor-alkali and Derivatives Business historically entered into derivative financial instruments with high credit quality counterparties and diversified its positions among such counterparties in order to reduce its exposure to credit losses. The PPG Chlor-alkali and Derivatives Business did not realize a credit loss on derivatives during the three-year period ended December 31, 2012.

Derivative instruments were used to manage the PPG Chlor-alkali and Derivatives Business’s exposure to fluctuating natural gas prices through the use of natural gas swap contracts. There were no natural gas swap contracts outstanding as of December 31, 2012 as the price of natural gas has declined for the past four years and is not expected to be as volatile over the next 12 to 18 months as continued development of shale oil and gas reserves are expected to maintain downward pressure on the price of natural gas. The natural gas swap contracts outstanding at December 31, 2011 matured over the next 9 months.  To the extent that these instruments were effective in hedging the PPG Chlor-alkali and Derivatives Business’s exposure to price changes, changes in the fair values of the hedge contracts were deferred in AOCI and reclassified to Cost of sales, exclusive of depreciation and amortization as the natural gas was purchased. The amount of ineffectiveness was reported in Other charges in the accompanying condensed combined statement of income immediately. As of December 31, 2011, the fair value of these contracts was a liability of $6 million.

No derivative instrument initially designated as a hedge instrument was undesignated or discontinued as a hedging instrument during 2011 or 2010. Nor were any amounts deferred in AOCI reclassified to earnings during the three-year period ended December 31, 2012 related to hedges of anticipated transactions that were no longer expected to occur.

Refer to Note 5, “Fair Value Measurement,” for additional disclosures related to the PPG Chlor-alkali and Derivatives Business’s derivative instruments outstanding as of December 31, 2011.

For the year ended December 31, 2012, Other comprehensive income / (loss) included a net pretax gain due to cash flow hedge derivatives of $7 million ($4 million, net of tax). This gain was comprised of realized losses of $9 million and unrealized losses of $2 million. The realized losses related to the settlement during the period of natural gas swap contracts and interest rate swaps owned by RS Cogen (Refer to Note 8, “Investments” for a discussion regarding this equity method investment). The unrealized losses related to the change in fair value of the natural gas swap contracts and the interest rate swaps owned by RS Cogen.

For the year ended December 31, 2011, Other comprehensive income / (loss) included a net pretax gain due to cash flow hedge derivatives of $14 million ($9 million, net of tax). This gain was comprised of realized losses of $24 million and unrealized losses of $10 million. The realized losses related to the settlement during the period of natural gas swap contracts and interest rate swaps owned by RS Cogen (Refer to Note 8, “Investments” for a discussion regarding this equity method investment). The unrealized losses related to the change in fair value of the natural gas swap contracts and the interest rate swaps owned by RS Cogen.

For the year ended December 31, 2010, Other comprehensive income / (loss) included a net pretax gain due to cash flow hedge derivatives of $14 million ($8 million, net of tax). This gain was comprised of realized losses of $41 million and unrealized losses of $27 million. The realized losses related to the settlement during the period of natural gas swap contracts and interest rate swaps owned by RS Cogen (Refer to Note 8, “Investments” for a discussion regarding this equity method investment). The unrealized losses related to the change in fair value of the natural gas swap contracts and the interest rate swaps owned by RS Cogen.

The following tables provide details for the years ended December 31, 2012 and 2011 related to the PPG Chlor-alkali and Derivatives Business’s hedges by type of derivative. All amounts are pretax:

(Millions)	Gain (Loss)	Gain (Loss) Recognized
Hedge Type	Deferred in OCI	Amount	Caption
Year Ended December 31, 2012
Cash Flow
Natural gas swaps (a)	$(1)	$(7)	Cost of sales
Interest rate swaps of RS Cogen	(1)	(2)	Other earnings
Year Ended December 31, 2011
Cash Flow
Natural gas swaps (b)	$(8)	$(22)	Cost of sales
Interest rate swaps of RS Cogen	(2)	(2)	Other earnings

(a)         The ineffective portion related to this item was less than $0.1 million of expense.

(b)         The ineffective portion related to this item was less than $0.1 million of income.

Note 13. Related Party Transactions

Certain services are provided to the PPG Chlor-alkali and Derivatives Business by PPG, including legal, accounting, tax, treasury, payroll and benefits administration, risk management, information technology and purchasing. Expenses for such services totaled $23 million, $24 million, and $23 million for the years ended December 31, 2012, 2011 and 2010, respectively. These expenses are included in Selling, general and administrative in the accompanying combined statement of income. These costs are charged by PPG to the PPG Chlor-alkali and Derivatives Business using a direct identification approach where possible. Costs for such services which cannot be directly attributed to the PPG Chlor-alkali and Derivatives Business are allocated from PPG to the PPG Chlor-alkali and Derivatives Business using a three-factor formula based on the PPG Chlor-alkali and Derivatives Business’s proportionate share of North American PPG sales, assets, and payroll.

The costs of PPG corporate staff functions not directly associated with the PPG businesses, the cost of PPG corporate legal cases, net of related insurance recoveries, and the cost of certain PPG insurance and employee benefit programs were allocated to the PPG Chlor-alkali and Derivatives Business for the years ended December 31, 2012, 2011 and 2010 on a pro rata basis as if these costs were shared equally by the PPG Chlor-alkali and Derivatives Business and each of PPG’s other 12 strategic business units. The allocated costs include an allocation of PPG corporate stock based compensation, bonus, pension and other postretirement benefit expenses. These allocated costs to the PPG Chlor-alkali and Derivatives Business totaled $13 million, $11 million, and $10 million for the years ended December 31, 2012, 2011 and 2010, respectively.

In accordance with U.S. GAAP, related party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealing may not exist.  These combined financial statements may not necessarily be indicative of the conditions that would have existed, or the results of operations that would have resulted, had the PPG Chlor-alkali and Derivatives Business been operated as a separate standalone company.

Note 14. Income Taxes

The PPG Chlor-alkali and Derivatives Business’s U.S., Canadian and certain other non-U.S. operating results are included in the income tax returns of PPG. The PPG Chlor-alkali and Derivatives Business accounts for income taxes under the separate return method. Under this approach, the PPG Chlor-alkali and Derivatives Business determines its current tax liability, deferred tax assets and liabilities and related tax expense as if it were filing separate tax returns in each tax jurisdiction.

The following table presents a reconciliation of the statutory U.S. corporate federal income tax rate to the PPG Chlor-alkali and Derivatives Business’s effective income tax rate:

	Year-ended December 31,
	2012	2011	2010
U.S. federal income tax rate	35.00%	35.00%	35.00%
Changes in rate due to:
U.S. state and local taxes	2.18	2.29	2.07
U.S. tax cost on foreign dividends	1.20	1.73	0.67
PPG dividends paid to the ESOP	(0.47)	(0.51)	(1.29)
U.S. tax incentives	(3.67)	(2.47)	(4.72)
Taxes on non-U.S. earnings	(2.58)	(2.22)	(2.80)
Non taxable bargain purchase gain	—	(0.92)	—
One-time charge, tax law change	—	—	6.57
Other	0.54	0.25	1.22
Effective income tax rate	32.20%	33.15%	36.72%

U.S. tax incentives include the R&D credit, the U.S. manufacturing deduction and the statutory depletion of salt. The increase of the impact of U.S. tax incentives in 2012 can be explained by an increase in the manufacturing deduction which more than offset the absence of the R&D credit in 2012.  The higher 2012 impact from taxes on non-U.S. earnings is due largely to higher non-U.S. earnings as a percentage of total earnings.

The 2010 effective tax rate was increased because the PPG Chlor-alkali and Derivatives Business recorded a one-time, after tax charge in the first quarter of 2010 of $12 million as a result of a change in U.S. tax law included in the U.S. Patient Protection and Affordable Care Act enacted in March 2010. Under the prior tax law, the total amount paid for prescription drug costs for retirees over the age of 65 was tax deductible. Beginning in 2013, however, these costs will only be deductible to the extent they exceed the amount of the annual subsidy the PPG Chlor-alkali and Derivatives Business receives from the U.S. government under Medicare Part D. As a result of this change, the deferred tax asset of the PPG Chlor-alkali and Derivatives Business, which reflects the future tax deductibility of these postretirement benefit costs, had to be reduced in the first quarter of 2010, the period that the change in the tax law was enacted, as required by the accounting guidance for income taxes.

Income before income taxes of the PPG Chlor-alkali and Derivatives Business’s non-U.S. operations for 2012, 2011 and 2010 was $64 million, $60 million and $35 million, respectively.

The following table gives details of income tax expense reported in the accompanying combined statement of income:

	Year-ended December 31,
(Millions)	2012	2011	2010
Current income tax expense
U.S. federal	$100	$84	$34
Non-U.S.	13	13	8
U.S. state and local	14	12	5
Total current income tax	127	109	47
Deferred income tax expense
U.S. federal	(12)	13	6
Non-U.S.	—	(1)	(1)
U.S. state and local	(1)	1	1
One-time charge, tax law change	—	—	12
Total deferred income tax	(13)	13	18
Total	$114	$122	$65

The PPG Chlor-alkali and Derivatives Business made income tax payments totaling $8 million, $5 million and $4 million in 2012, 2011 and 2010, respectively, in Taiwan. In addition, current tax expense attributed to the PPG Chlor-alkali and Derivatives Business by the separate return method in the U.S. and Canada was paid to PPG in the year the tax expense was recognized. These payments are included as a component of the net cash activity in the accompanying combined statement of changes in parent company equity.

Net deferred income tax assets and liabilities as of December 31, 2012 and 2011 were as follows:

(Millions)	2012	2011
Deferred income tax assets related to
Employee benefits	$103	$104
Contingent and accrued liabilities	24	5
Operating loss and other carry-forwards	1	1
Derivatives	2	5
Other	1	1
Valuation allowance	(1)	(1)
Total	130	115
Deferred income tax liabilities related to
Property	98	86
Other	20	20
Total	118	106
Deferred income tax assets — net	$12	$9

As of December 31, 2012, the PPG Chlor-alkali and Derivatives Business had available net operating loss carryforwards of approximately $3 million for income tax purposes, which expire in 2018. The tax effected amount of the net operating loss carryforwards is $1 million. A valuation allowance has been established for carryforwards at December 31, 2012 since the ability to utilize them is not likely.

No deferred U.S. income taxes have been provided on undistributed earnings of non-U.S. subsidiaries of $43 million as of December 31, 2012 and $25 million as of December 31, 2011 as these earnings are considered to be reinvested for an indefinite period of time or will be repatriated when it is tax effective to do so. It is not practicable to determine the deferred tax liability on these undistributed earnings.

Note 15. Pensions and Other Postretirement Benefits

Defined Benefit Plans

Other than in Taiwan, the PPG Chlor-alkali and Derivatives Business sponsors no defined benefit pension plans; however, certain employees of the PPG Chlor-alkali and Derivatives Business participate in PPG’s defined benefit pension and welfare benefit plans, which are referred to collectively, with the plan in Taiwan, in this footnote as the defined benefit pension and welfare benefit plans related to the PPG Chlor-alkali and Derivatives Business. PPG has defined benefit pension plans that cover certain employees worldwide. PPG also sponsors welfare benefit plans that provide postretirement medical and life insurance benefits for certain U.S. and Canadian employees and their dependents. The postretirement medical and life insurance programs require retiree contributions based on retiree-selected coverage levels for certain retirees and their dependents and provide for sharing of future benefit cost increases between PPG and participants based on management discretion. PPG has the right to modify or terminate certain of these benefit plans in the future. Salaried and certain hourly employees hired on or after Oct. 1, 2004, are not eligible for postretirement medical benefits. Salaried employees hired, rehired, or transferred to salaried status on or after Jan. 1, 2006, and certain hourly employees hired in 2006 or thereafter are eligible to participate in a defined contribution retirement plan. These employees are not eligible for defined benefit pension plan benefits.

Plan Design Changes

In January 2011, PPG approved an amendment to one of its U.S. defined benefit pension plans that represented 77 percent of the total U.S. projected benefit obligation at December 31, 2012 and 2011. This change results in employees no longer accruing benefits under this plan either as of December 31, 2011 or December 31, 2020 depending upon the employee’s combined age and years of service to PPG. The affected employees will participate in PPG’s defined contribution retirement plan from the date their benefit under the defined benefit plan is frozen. PPG remeasured the projected benefit obligation of the amended plan, which resulted in an approximate $6 million reduction in the liability related to the PPG Chlor-alkali and Derivatives Business and lowered the PPG Chlor-alkali and Derivatives Business’s 2011 pension expense by approximately $0.2 million. PPG made similar changes to certain other U.S. defined benefit pension plans in 2011. The PPG Chlor-alkali and Derivatives Business recognized a curtailment loss and special termination benefits associated with these plan amendments of $0.5 million in 2011.

Separation and Merger of the PPG Chlor-alkali and Derivatives Business

On January 28, 2013, PPG completed the separation of the PPG Chlor-alkali and Derivatives Business and the merger of the subsidiary holding the PPG Chlor-alkali and Derivatives Business with a subsidiary of Georgia Gulf, as discussed in Note 21, “Separation and Merger Transaction”. PPG transferred the defined benefit pension and other postretirement benefit liabilities for the affected employees in the U.S., Canada, and Taiwan to a subsidiary of Georgia Gulf in the separation.  PPG also transferred pension assets to the newly formed company.

Postretirement Medical

The PPG Chlor-alkali and Derivatives Business has no postretirement medical plans; however, certain employees of the PPG Chlor-alkali and Derivatives Business participate in PPG’s postretirement medical plans. Beginning in 2004, PPG’s other postretirement benefit plan provided a retiree prescription drug benefit which was at least actuarially equivalent to Medicare Part D. Therefore, PPG received the federal subsidy provided for under the Medicare Act of 2003. The federal subsidy is not subject to U.S. federal income tax and is recorded as a reduction in annual net periodic benefit cost of other postretirement benefits. Since 2004, PPG has made periodic amendments to its U.S. other postretirement benefit plan; however, from January 1, 2010 to December 31, 2012 PPG has provided a self-insured plan for certain retirees and their dependents that was at least actuarially equivalent to Medicare Part D and has received the subsidy under the Medicare Act of 2003 for those retirees and their dependents.

In October 2012, PPG decided, effective January 1, 2013, to move to an Employee Group Waiver Plan (“EGWP”) for certain Medicare-eligible retirees and their dependents. The EGWP includes a fully-insured Medicare Part D prescription drug plan. As such, beginning in 2013 PPG is no longer eligible to receive the federal subsidy provided under the Medicare Act of 2003 for these retirees and their dependents.

The following table sets forth the changes in the projected benefit obligation (“PBO”) (calculated as of December 31), plan assets, the funded status and the amounts recognized in the accompanying combined balance sheet for the portion of the PPG defined benefit pension and other postretirement benefit plans related to the PPG Chlor-alkali and Derivatives Business:

	Pensions		Other Postretirement Benefits
(Millions)	2012	2011	2012	2011
Projected benefit obligation, Jan. 1	$548	$491	$178	$158
Service cost	6	6	3	3
Interest cost	24	25	7	8
Plan amendments	—	1	(3)	3
Actuarial losses	29	61	(6)	16
Benefits paid	(32)	(29)	(9)	(11)
Foreign currency translation adjustments	1	(1)	—	—
Curtailment and special termination benefits	—	(7)	—	—
Other	—	1	3	—
Projected benefit obligation, Dec. 31	$576	$548	$173	$177
Market value of plan assets, Jan. 1	$468	$439
Actual return on plan assets	63	49
Company contributions	1	8
Benefits paid	(31)	(28)
Foreign currency translation adjustments	—	—
Market value of plan assets, Dec. 31	$501	$468
Funded Status	$(75)	$(80)	$(173)	$(177)

Amounts recognized in the Combined Balance Sheet:
Other current liabilities	(2)	(1)	(10)	(9)
Accrued pensions	(73)	(79)	—	—
Accrued other postretirement benefits	—	—	(163)	(168)
Net liability recognized	$(75)	$(80)	$(173)	$(177)

The PBO is the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future pay increases. The accumulated benefit obligation (“ABO”) is the actuarial present value of benefits attributable to employee service rendered to date, but does not include the effects of estimated future pay increases. The ABO for the portion of the PPG defined benefit pension plans related to the PPG Chlor-alkali and Derivatives Business as of December 31, 2012 and 2011 was $562 million and $530 million, respectively.

The aggregate PBO and fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets were $576 million and $501 million, respectively, as of December 31, 2012, and $548 million and $468 million, respectively, as of December 31, 2011. The aggregate ABO and fair value of plan assets for the pension plans with ABO in excess of plan assets were $551 million and $491 million, respectively, as of December 31, 2012, and $530 million and $468 million, respectively, as of December 31, 2011.

Amounts (pretax) not yet reflected in net periodic benefit cost and included in accumulated other comprehensive loss as of December 31, 2012 consist of:

	Pensions		Other Postretirement Benefits
(Millions)	2012	2011	2012	2011
Accumulated net actuarial losses	$229	$247	$72	$81
Accumulated prior service cost	—	1	(7)	(5)
Total	$229	$248	$65	$76

The accumulated net actuarial losses for pensions relate primarily to the actual return on plan assets being less than the expected return on plan assets in 2000-2002, and 2008 and a decline in the discount rate since 1999. The accumulated net actuarial losses for other postretirement benefits relate primarily to actual healthcare costs increasing at a higher rate than assumed during the 2001-2003 period and the decline in the discount rate. Since the accumulated net actuarial losses exceed 10 percent of the higher of the market value of plan assets or the PBO at the beginning of the year, amortization of such excess over the average remaining service period of active employees expected to receive benefits has been included in net periodic benefit costs for pension and other postretirement benefits in each of the last three years. The decrease in 2012 of the accumulated prior service credit for other postretirement benefits relates to several amendments to these plans approved by PPG during 2011. Accumulated prior service cost (credit) is amortized over the future service periods of those employees who are active at the dates of the plan amendments and who are expected to receive benefits.

The net pre-tax gain in accumulated other comprehensive loss in 2012 relating to the plans consists of:

(Millions)	Pensions	Other Postretirement Benefits

Net actuarial loss arising during the year	$1	$(6)
New prior service (credit)	—	(3)
Amortization of actuarial loss	(20)	(5)
Amortization of prior service cost	—	2
Foreign currency translation adjustments and other	—	1
Net pre-tax gain	$(19)	$(11)

The net actuarial loss arising during 2012 related to PPG’s pension plans was primarily due to a decrease in the discount rate, partially offset by actual plan asset returns exceeding expected returns. The net actuarial loss arising during 2012 related to PPG’s other postretirement benefit plans resulted from a decrease in the discount rate.

As of December 31, 2012, the estimated amounts of accumulated net actuarial loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2013 are $17 million and $1 million, respectively. The estimated amounts of accumulated net actuarial loss and prior service (credit) for the other postretirement benefit plans that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2013 are $4 million and $(1) million, respectively.

Net periodic benefit cost for the three years ended December 31, 2012 includes the following:

	Pensions			Other Postretirement Benefits
(Millions)	2012	2011	2010	2012	2011	2010
Service cost	$6	$6	$5	$3	$3	$2
Interest cost	24	25	25	7	8	8
Expected return on plan assets	(33)	(35)	(31)	—	—	—
Amortization of prior service cost (credit)	—	1	1	(2)	(2)	(1)
Amortization of actuarial losses	20	15	15	5	4	3
Curtailments and special termination benefits	—	1	—	—	—	—
Net periodic benefit cost	$17	$13	$15	$13	$13	$12

Assumptions

The following weighted average assumptions were used to determine the benefit obligation for the defined benefit pension and other postretirement plans related to the PPG Chlor-alkali and Derivatives Business as of December 31, 2012 and 2011:

	2012	2011
Discount rate	4.1%	4.6%
Rate of compensation increase	4.0%	3.9%

The following weighted average assumptions were used to determine the net periodic benefit cost for the defined benefit pension and other postretirement benefit plans related to the PPG Chlor-alkali and Derivatives Business for the three years ended December 31, 2012:

	2012	2011	2010
Discount rate	4.6%	5.3%	5.7%
Expected return on assets	7.0%	7.6%	7.8%
Rate of compensation increase	3.9%	3.8%	3.9%

These assumptions are reviewed on an annual basis. In determining the expected return on plan asset assumption, PPG evaluates the mix of investments that comprise plan assets and external forecasts of future long-term investment returns.

At December 31, 2010, PPG updated the mortality table used to calculate its U.S. defined benefit pension and other postretirement benefit liabilities. Previously, PPG had used the mortality table known as RP 2000, projected to 2006, and now uses the RP 2000 table projected to 2017. This updated table reflects improvements in mortality rates.

The weighted-average healthcare cost trend rate (inflation) used for 2012 was 6.3 percent declining to 4.5 percent in the year 2024. For 2013, the assumed weighted-average healthcare cost trend rate used will be 6.4 percent declining to 4.5 percent in the year 2024. These assumptions are reviewed on an annual basis. In selecting rates for current and long-term health care cost assumptions, PPG takes into consideration a number of factors including PPG’s actual health care cost increases, the design of PPG’s benefit programs, the demographics of PPG’s active and retiree populations and external expectations of future medical cost inflation rates. If these 2013 health care cost trend rates were increased or decreased by one percentage point per year, such increase or decrease would have the following effects:

	One-Percentage Point
	Increase	Decrease
Increase (decrease) in the aggregate of service and interest cost components of annual expense	$1	$(1)
Increase (decrease) in the benefit obligation	$20	$(13)

Contributions

On August 17, 2006, the Pension Protection Act of 2006 (“PPA”) was signed into law, changing the funding requirements for PPG’s U.S. defined benefit pension plans beginning in 2008. In July 2012, the Moving Ahead for Progress in the 21st Century Act (“MAP-21”) was signed into law. MAP-21 included discount-rate stabilization rules that reduce the funding targets required on an ERISA basis for the U.S. defined benefit pension plans. As a result, PPG did not have to make a mandatory contribution to these plans in 2012 and does not expect to have to make a mandatory contribution in 2013.

PPG did not make a voluntary contribution to these plans in 2012.  PPG made a voluntary contribution to its U.S. defined benefit pension plans of $50 million in 2011 of which $7 million related to the PPG Chlor-alkali and Derivatives Business. PPG made contributions to its non-U.S. defined benefit pension plans in 2012 of $81 million and $71 million in 2011, some of which were required by local funding requirements. Of these contributions, $1 million related to the PPG Chlor-alkali and Derivatives Business in 2012 and 2011, respectively. PPG does not expect to make any voluntary contributions in 2013 to its U.S. plans but will make mandatory contributions to its non-U.S. plans of approximately $77 million, of which $1 million would relate to the PPG Chlor-alkali and Derivatives Business.

Benefit Payments

The estimated pension benefits to be paid by the defined benefit pension plans related to the PPG Chlor-alkali and Derivatives Business during the next five years are (in millions) $33 in 2013, $33 in 2014, $33 in 2015, $34 in 2016 and $34 in 2017 and are expected to aggregate $179 million for the five years thereafter. PPG’s estimated other postretirement benefits to be paid related to the PPG Chlor-alkali and Derivatives Business during the next five years are $10 million per year through 2016 and are expected to aggregate $49 million for the five years thereafter.

Plan Assets

Each PPG sponsored defined benefit pension plan is managed in accordance with the requirements of local laws and regulations governing defined benefit pension plans for the exclusive purpose of providing pension benefits to participants and their beneficiaries. Investment committees comprised of PPG managers have fiduciary responsibility to oversee the management of pension plan assets by third party asset managers. Pension plan assets are held in trust by financial institutions and managed on a day-to-day basis by the asset managers. The asset managers receive a mandate from each investment committee that is aligned with the asset allocation targets established by each investment committee to achieve the plan’s investment strategies. The performance of the asset managers is monitored and evaluated by the investment committees throughout the year. Pension plan assets are invested to generate investment earnings over an extended time horizon to help fund the cost of benefits promised under the plans while mitigating investment risk. The assets allocation targets established for each pension plan are intended to diversify the investments among a variety of asset categories and among a variety of individual securities within each asset category to mitigate investment risk and provide each plan with sufficient liquidity to fund the payment of pension benefits to current retirees.

The following summarizes the weighted average target pension plan asset allocation for the PPG pension plans related to the PPG Chlor-alkali and Derivatives Business as of December 31, 2012 and 2011:

December 31,
Asset Category	2012	2011
Equity securities	35—70%	40-75%
Debt securities	30—65%	25-60%
Real estate	0—10%	0-10%
Other	0—10%	0-10%

The fair values of pension plan assets of the PPG pension plans related to the PPG Chlor-alkali and Derivatives Business at December 31, 2012, by asset category, were as follows:

(Millions)	Level 1(1)	Level 2(1)	Level 3(1)	Total
Asset Category
Equity securities:
U.S.
Large cap	$—	$20	$—	$20
Small cap	—	23	—	23
PPG common stock	32	—	—	32
Non-U.S.
Developed and emerging markets(2)	—	43	—	43
Debt securities:
Money market	—	75	—	75
Corporate(3)
U.S. (4)	—	142	12	154
Developed and emerging markets	—	9	—	9
Diversified(5)	—	40	—	40
Government
U.S.	30	11	—	41
Developed markets	—	15	—	15
Other(6)	—	24	—	24
Real estate(7)	—	—	25	25
Total	$62	$402	$37	$501

(1)         These levels refer to the accounting guidance on fair value measurement described in Note 5, “Fair Value Measurement”.

(2)         These amounts represent holdings in investment grade debt or equity securities of issuers in both developed markets and emerging economies.

(3)         This category represents investment grade debt securities from a diverse set of industry issuers.

(4)         These investments are primarily long duration fixed income securities.

(5)         This category represents commingled funds invested in diverse portfolios of debt securities.

(6)        This category includes mortgage-backed and asset backed debt securities, municipal bonds and other debt securities.

(7)         This category represents commingled funds which invest directly in a diversified group of office, residential, industrial and retail properties which are appraised at least annually by reputable, independent appraisal firms.

The fair values of pension plan assets of the PPG pension plans related to the PPG Chlor-alkali and Derivatives Business at December 31, 2011, by asset category, were as follows:

(Millions)	Level 1(1)	Level 2(1)	Level 3(1)	Total
Asset Category
Equity securities:
U.S.
Large cap	$—	$37	$—	$37
Small cap	19	12	—	31
PPG common stock	20	—	—	20
Non-U.S.
Developed and emerging markets(2)	—	56	—	56
Debt securities:
Money market	—	26	—	26
Corporate(3)
U.S. (4)	—	103	10	113
Developed and emerging markets	—	24	—	24
Diversified(5)	—	28	—	28
Government
U.S.	61	17	—	78
Developed markets.	—	6	—	6
Other(6)	1	25	—	26
Real estate(7)	—	—	23	23
Total	$101	$334	$33	$468

(1)         These levels refer to the accounting guidance on fair value measurement described in Note 5, “Fair Value Measurement”.

(2)         These amounts represent holdings in investment grade debt or equity securities of issuers in both developed markets and emerging economies.

(3)        This category represents investment grade debt securities from a diverse set of industry issuers.

(4)         These investments are primarily long duration fixed income securities.

(5)         This category represents commingled funds invested in diverse portfolios of debt securities.

(6)         This category includes mortgage-backed and asset backed debt securities, municipal bonds and other debt securities.

(7)         This category represents commingled funds which invest directly in a diversified group of office, residential, industrial and retail properties which are appraised at least annually by reputable, independent appraisal firms.

During 2012, PPG determined that certain pension assets at December 31, 2011 were previously presented in the Level 1 category and should have been presented in the Level 2 category and certain pension assets presented in Level 2 should have been presented in the Level 3 category based on the inputs used to value the securities. Accordingly, the 2011 presentation of pension assets has been revised in the table above and in the Level 3 table below. This revision had no impact on the PPG Chlor-alkali and Derivative Business’s combined balance sheet, statement of income or statement of cash flows.

The change in the fair value of PPG’s Level 3 pension assets for the years ended December 31, 2012 and 2011 was as follows:

(Millions)	Real Estate	Other Assets	Total
Balance, January 1, 2011	$16	$—	$16
Realized gain	1	(1)	—
Unrealized gain for positions still held	3	1	4
Transfers in	3	10	13
Balance, December 31, 2011	$23	$10	$33
Realized gain	1	3	4
Unrealized gain for positions still held	1	(1)	—
Transfers in	—	—	—
Balance, December 31, 2012	$25	$12	$37

Real estate properties are externally appraised at least annually by reputable, independent appraisal firms. Property valuations are also reviewed on a regular basis and are adjusted if there has been a significant change in circumstances related to the property since the last valuation. Value adjustments for interim capital expenditures are only recognized to the extent that the valuation process acknowledges a corresponding increase in fair value.

Other Plans

The PPG Chlor-alkali and Derivatives Business recognized expense for defined contribution pension plans in 2012 and 2011 of $3 million and $1 million, respectively, and no expense in 2010. As of December 31, 2012 and 2011, the PPG Chlor-alkali and Derivatives Business recorded no liability for contributions to be made to the defined contribution pension plans.

The PPG Chlor-alkali and Derivatives Business does not have a separate deferred compensation plan; however, certain employees of the PPG Chlor-alkali and Derivatives Business participate in PPG’s deferred compensation plan. PPG has a deferred compensation plan for certain key managers which allows them to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the participant. The amount owed to participants is an unfunded and unsecured general obligation of the PPG Chlor-alkali and Derivatives Business. Upon retirement, death, disability, termination of employment, scheduled payment or unforeseen emergency, the compensation deferred and related accumulated earnings are distributed in accordance with the participant’s election in cash or in PPG stock, based on the accounts selected by the participant.

The plan provides participants with investment alternatives and the ability to transfer amounts between the phantom non-PPG stock investment accounts. To mitigate the impact on compensation expense of changes in the market value of the liability, PPG has purchased a portfolio of marketable securities that mirror the phantom non-PPG stock investment accounts selected by the participants, except the money market accounts. These investments are carried at fair market value, and the changes in market value of these securities are also included in earnings. Trading will occur in this portfolio to align the securities held with the participant’s phantom non-PPG stock investment accounts, except the money market accounts.

The cost of the deferred compensation plan for PPG Chlor-alkali and Derivatives Business employees, comprised of dividend equivalents accrued on the phantom PPG stock account, investment income and the change in market value of the liability, was less than $1 million in 2012, 2011, and 2010. The increase in the market value of the investment portfolio in 2012 was income of $1 million and income of less than $1 million and $1 million in 2011 and 2010, respectively.

The PPG Chlor-alkali and Derivatives Business’s obligation under this plan, which is included in Accrued payroll and Other liabilities in the accompanying combined balance sheet, totaled $8 million and $7 million as of December 31, 2012 and 2011, respectively, and the investments in marketable securities, which are included in Investments and in Other current assets in the accompanying combined balance sheet, were $5 million as of December 31, 2012 and 2011.

16. Commitments and Contingent Liabilities

Operating Leases

The PPG Chlor-alkali and Derivatives Business leases certain facilities and equipment for use in its operations under operating leases. Rent expense under these operating leases was approximately $32 million, $36 million, and $28 million during the years ended December 31, 2012, 2011, and 2010, respectively.

Scheduled lease payments due under noncancelable operating leases as of December 31, 2012, are as follows (in millions):

Year Ending December 31
2013	$12
2014	8
2015	6
2016	4
2017	2
After 2017	2

Guarantee

As of December 31, 2012 and 2011, a $10 million guarantee related to credit risk on interest rate swaps of RS Cogen was outstanding. The carrying value of this guarantee was zero as of December 31, 2012 and 2011, and the fair value was negligible and $2 million, as of December 31, 2012 and 2011, respectively. The fair value of the guarantee was estimated by comparing the net present value of two hypothetical cash flow streams, one based on the PPG incremental borrowing rate and the other based on the RS Cogen incremental borrowing rate, as of the effective date of the guarantee. Both streams were discounted at a risk free rate of return. Management does not believe any loss related to this guarantee is likely.

Legal Matters

The PPG Chlor-alkali and Derivatives Business is involved in a number of lawsuits and claims incidental to the normal conduct of its business. The results of these lawsuits and claims and of any future litigation are inherently unpredictable. However, management believes that, in the aggregate, the outcome of all known lawsuits and claims involving the PPG Chlor-alkali and Derivatives Business will not have a material effect on the PPG Chlor-alkali and Derivatives Business’s combined financial position or liquidity; however, such outcome may be material to the results of operations of any particular period in which costs, if any, are recognized.

The PPG Chlor-alkali and Derivatives Business is a defendant in a matter in the California State Court in San Francisco in which the City of Modesto and its Redevelopment Authority claim that the PPG Chlor-alkali and Derivatives Business and other defendants manufactured a defective product, the dry cleaning solvent perchloroethylene (“PCE”), and failed to provide adequate warnings regarding the environmental risks associated with the use of PCE. The plaintiffs claimed the defendants are responsible for remediation of soil and groundwater contamination at numerous dry cleaner sites in Modesto, California. In 2006, a Phase 1 trial was conducted as to four sites. The jury returned a verdict in the amount of $3.1 million against the PPG Chlor-alkali and Derivatives Business, The Dow Chemical Company, Vulcan, Oxy, and R.R. Street. The verdict was not apportioned.

Subsequent to the Phase 1 verdict, Vulcan and Oxy settled. In 2008, trial commenced on 18 Phase 2 Sites. Prior to submission of the case to the jury, the Court granted motions that limited the PPG Chlor-alkali and Derivatives Business’s potential liability to one of the 18 sites. The damages sought from this one site totaled $27 million. A jury verdict in the amount of $18 million was returned against the PPG Chlor-alkali and Derivatives Business and The Dow Chemical Company on May 18, 2009. The verdict was not apportioned. The jury was not able to reach a verdict on the statute of limitations issue with respect to the site in question. However, on August 24, 2009, the trial court issued an opinion finding that the City’s claims were barred by the statute of limitations. The effect of the ruling was to nullify the jury’s Phase 2 damage award. In October 2009, the trial court held a non-jury trial of the Redevelopment Authority’s damage claims under the “Polanco Act”. On November 11, 2011, the court entered a final judgment consistent with all of the above results finding that prior settlements offset the $3.1 million verdict against the PPG Chlor-alkali and Derivatives Business and others. In May 2012, requests for costs and fees based on whether the City or defendants were “prevailing parties” were resolved almost entirely in favor of the PPG Chlor-alkali and Derivatives Business. On September 24, 2012, the Court ordered the City to pay PPG $0.3 million. Appeals are expected.

Environmental Matters

It is the PPG Chlor-alkali and Derivatives Business’s policy to accrue expenses for environmental contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Environmental reserves associated with existing chlor-alkali manufacturing locations are recorded on the PPG Chlor-alkali and Derivatives Business’s financial statements. Reserves for environmental contingencies are exclusive of claims against third parties. Reserves for monitoring and operation of certain groundwater wells are measured on a present value basis. In management’s opinion, the PPG Chlor-alkali and Derivatives Business operates in an environmentally sound manner and the outcome of the PPG Chlor-alkali and Derivatives Business’s environmental contingencies will not have a material effect on the PPG Chlor-alkali and Derivatives Business’s financial position or liquidity; however, any such outcome may be material to the results of operations of any particular period in which costs, if any, are recognized. Management anticipates that the resolution of the PPG Chlor-alkali and Derivatives Business’s environmental contingencies will occur over an extended period of time.

As of December 31, 2012 and 2011, the PPG Chlor-alkali and Derivatives Business had reserves for environmental contingencies totaling $32 million and $35 million, respectively, of which $4 million and $6 million, respectively, were classified as current liabilities. The reserve at December 31, 2012 included $31 million for environmental contingencies associated with the Calcasieu River Estuary located near the Lake Charles, La. chlor-alkali plant and two operating plant site locations of the PPG Chlor-alkali and Derivatives Business and $1 million for other environmental contingencies. The reserve at December 31, 2011 included $34 million for environmental contingencies associated with the Calcasieu River Estuary located near the Lake Charles, La. chlor-alkali plant and two operating plant site locations of the PPG Chlor-alkali and Derivatives Business and $1 million for other environmental contingencies. Pretax charges against income for environmental remediation costs in 2012, 2011 and 2010 totaled $1 million, $7 million and $9 million, respectively, and are included in Other charges in the accompanying combined statement of income. Cash outlays related to such environmental remediation aggregated $4 million, $11 million, and $6 million in 2012, 2011 and 2010, respectively. The impact of foreign currency was negligible for all years presented.

Remediation: Calcasieu River Estuary

In Lake Charles, La. the U.S. Environmental Protection Agency (“USEPA”) completed an investigation of contamination levels in the Calcasieu River Estuary and issued a Final Remedial Investigation Report in September 2003, which incorporates the Human Health and Ecological Risk Assessments, indicating that elevated levels of risk exist in the estuary. The PPG Chlor-alkali and Derivatives Business and other potentially responsible parties have completed a feasibility study under the authority of the Louisiana Department of Environmental Quality (“LDEQ”). The PPG Chlor-alkali and Derivatives Business’s exposure with respect to the Calcasieu River Estuary is focused on the lower few miles of Bayou d’Inde, a small tributary to the Calcasieu River Estuary near the PPG Chlor-alkali and Derivatives Business’s Lake Charles facility, and about 150 to 200 acres of adjacent marshes. The PPG Chlor-alkali and Derivatives Business and three other potentially responsible parties submitted a draft remediation feasibility study report to the LDEQ in October 2006. The proposed remedial alternatives include sediment dredging, sediment capping, and biomonitoring of fish and shellfish. Principal contaminants of concern which may require remediation include various metals, dioxins and furans, and polychlorinated biphenyls. In response to agency comments on the draft study, the potentially responsible parties conducted additional investigations and submitted a revised feasibility report to the agencies in the third quarter of 2008. Government officials have indicated that a U.S. Army Corps of Engineers’ study has concluded that the proposed remedy will not adversely affect drainage in communities adjacent to Bayou d’Inde. In response to the revised feasibility study, the LDEQ issued a draft decision document for the Bayou d’Inde area in February 2010. The decision document includes the LDEQ’s selection of remedial alternatives for the Bayou d’Inde area and is in accordance with those recommended in the revised feasibility study. LDEQ held a public hearing on March 23, 2010 and subsequently issued its final decision document in March 2011. As in its draft document, LDEQ’s selection of remedial approaches is in accordance with those proposed in the feasibility study.

On June 10, 2011, LDEQ met with the representatives of the PPG Chlor-alkali and Derivatives Business and the three other potentially responsible parties to discuss implementation of a remedy for Bayou d’Inde based on the final decision document. The agency proposed entering into a new Cooperative Agreement with the four companies and on July 12, 2011 transmitted a draft document for the companies’ consideration. At the same time, the companies initiated discussions among themselves on allocation of costs associated with remedy implementation. On October 20, 2011, one of the three other potentially responsible parties that had participated in funding the remedial feasibility report withdrew from further participation regarding implementation of the remedy. The withdrawal of this party did not have an effect on the cost to PPG to complete this remedy implementation. On November 5, 2012, the PPG Chlor-alkali and Derivatives Business and the two remaining parties submitted a revised Cooperative Agreement to LDEQ and are awaiting LDEQ’s response. The estimated costs associated with the PPG Chlor-alkali and Derivatives Business’s responsibility with respect to this Cooperative Agreement are consistent with the amounts currently reserved by the PPG Chlor-alkali and Derivatives Business for this project.

Multiple future events, such as remedy design and remedy implementation involving agency action or approvals related to the Calcasieu River Estuary will be required and considerable uncertainty exists regarding the timing of these future events. Final resolution of these events is expected to occur over an extended period of time. However, LDEQ approved the remedial design submittal in late 2012, and the remedy implementation could occur during 2013 to 2015, with some period of long-term monitoring for remedy effectiveness to follow. In addition, the PPG Chlor-alkali and Derivatives Business’s obligation related to any potential remediation will be dependent in part upon the final allocation of responsibility among the potentially responsible parties. Negotiations with respect to this allocation are ongoing, but the outcome is uncertain.

Remediation: Reasonably Possible Matters

In addition to the amounts currently reserved for environmental remediation, the PPG Chlor-alkali and Derivatives Business may be subject to loss contingencies related to environmental matters estimated to be as much as $15 million to $60 million. Such unreserved losses are reasonably possible but are not currently considered to be probable of occurrence. This range of reasonably possible unreserved loss relates to environmental matters at several sites; however, this range primarily relates to the Calcasieu River Estuary and two PPG Chlor-alkali and Derivatives Business plant sites. The loss contingencies related to these sites include unresolved issues such as the nature and extent of contamination at these sites and the methods that may have to be employed to remediate them.

The status of the remediation activity at the Calcasieu River Estuary and the factors that could result in the need for additional environmental remediation reserves at that site are described above. Initial remedial actions are occurring at the two PPG Chlor-alkali and Derivatives Business plant sites. These two PPG Chlor-alkali and Derivatives Business plant sites are in Lake Charles, Louisiana and Natrium, West Virginia. At Lake Charles, PPG has completed a Facility Investigation and Corrective Measure Study (“CMS”) under USEPA’s Resource Conservation and Recycling Act (“RCRA”) Corrective Action Program under the oversight of the LDEQ. The LDEQ has accepted the proposed remedial alternatives. The PPG Chlor-alkali and Derivatives Business received notice of the LDEQ’s issuance of the final Hazardous Waste Post-Closure/HSWA Permit on June 28, 2010. The Permit was issued in final form on September 23, 2010. Planning for implementation of these proposed alternatives is in progress. At Natrium, a facility investigation has been completed and initial interim remedial measures have been implemented to mitigate soil impacts. There is additional investigation of groundwater contamination ongoing which may indicate the need for further remedial actions to address specific areas of the facility. Installation of a groundwater treatment system has been completed. As part of the ongoing RCRA Corrective Action investigation for groundwater, the West Virginia Department of Environmental Protection and the United States Environmental Protection Agency Region III have requested that PPG perform sampling of sediment pore-water in the adjacent Ohio River to assess the potential for offsite migration of contaminated groundwater. The Agencies have approved PPG’s investigation work plan, sampling was performed in August 2012 and the results are currently being analyzed. The results were submitted to the West Virginia Department of Environmental Protection and the United States Environmental Protection Agency Region III on December 31, 2012.

The impact of evolving programs, such as natural resource damage claims, industrial site reuse initiatives and state remediation programs, also adds to the present uncertainties with regard to the ultimate resolution of this unreserved exposure to future loss. The PPG Chlor-alkali and Derivatives Business’s assessment of the potential impact of these environmental contingencies is subject to uncertainty due to the complex, ongoing and evolving process of investigation and remediation, if necessary, of such environmental contingencies, and the potential for technological and regulatory developments.

Management expects cash outlays for environmental remediation to range from $10 million to $20 million per year, through 2015 and $3 million to $5 million per year from 2016 through 2017.

17. Accumulated Other Comprehensive Loss

(Millions)	Unrealized Currency Translation Adjustment	Pension and Other Postretirement Benefit Adjustments	Unrealized (Loss) Gain on Derivatives	Accumulated Other Comprehensive (Loss)
Balance, Jan. 1, 2010	$3	$(145)	$(25)	$(167)
Net change	(2)	(20)	8	(14)
Balance, Dec. 31, 2010	$1	$(165)	$(17)	$(181)
Net change	(2)	(27)	9	(20)
Balance, Dec. 31, 2011	$(1)	$(192)	$(8)	$(201)
Net change	6	20	4	30
Balance, Dec. 31, 2012	$5	$(172)	$(4)	$(171)

With the exception of unrealized currency translation adjustments, all other components of accumulated other comprehensive loss are reported net of tax.

Unrealized currency translation adjustments related to translation of foreign denominated balance sheets are not presented net of tax given that no deferred U.S. income taxes have been provided on undistributed earnings of non-U.S. subsidiaries because they are deemed to be reinvested for an indefinite period of time.

The tax benefit related to the adjustment for pension and other postretirement benefits for the years ended December 31, 2012, 2011 and 2010 was $(10) million, $16 million and $12 million, respectively. The cumulative tax benefit related to the adjustment for pension and other postretirement benefits at December 31, 2012 and 2011 was $122 million and $132 million, respectively. The tax benefit related to the change in the unrealized gain on derivatives for the years ended December 31, 2012, 2011 and 2010 was $3 million, $5 million and $6 million, respectively.

18. Employee Savings Plan

The PPG Chlor-alkali and Derivatives Business has no employee savings plan; however, the PPG Employee Savings Plan (“Savings Plan”) covers substantially all U.S. employees of the PPG Chlor-alkali and Derivatives Business. PPG generally makes matching contributions to the Savings Plan based upon participants’ savings, subject to certain limitations. For most participants not covered by a collective bargaining agreement, PPG-matching contributions are established each year at the discretion of PPG and are applied to employee contributions up to a maximum of 6 percent of eligible participant compensation. For those participants whose employment is covered by a collective bargaining agreement, the level of PPG-matching contribution, if any, is determined by the relevant collective bargaining agreement.

The PPG-matching contribution was 100 percent for the first two months of 2009. The PPG-matching contribution was suspended from March 2009 through June 2010 as a cost savings measure in recognition of the adverse impact of the global recession. Effective July 1, 2010, the PPG match was reinstated at 50 percent on the first 6 percent of compensation contributed for most employees eligible for the PPG-matching contribution feature. This included the union represented employees in accordance with their collective bargaining agreements. On January 1, 2011, the PPG match was increased to 75 percent on the first 6 percent of compensation contributed by these eligible employees.

Compensation expense and cash contributions related to the PPG match of the PPG Chlor-alkali and Derivatives Business participant contributions to the Savings Plan for 2012, 2011 and 2010 totaled $2 million, $2 million and $1 million, respectively. A portion of the Savings Plan qualifies under the Internal Revenue Code as an Employee Stock Ownership Plan. As a result, the tax deductible dividends on PPG shares held by the Savings Plan related to the PPG Chlor-alkali and Derivatives Business were $5 million, $5 million and $6 million for 2012, 2011 and 2010, respectively.

19. Other Earnings

	Year-ended December 31,
(Millions)	2012	2011	2010
Share of net earnings of equity affiliates (See Note 8)	$2	$1	$(1)
Refunds received	—	6	4
Profit on sale of assets	1	5	—
Bargain purchase gain (See Note 4)	—	10	—
Other	9	5	4
Total	$12	$27	$7

20. Stock-Based Compensation

The PPG Chlor-alkali and Derivatives Business has no stock-based compensation plans; however, certain employees of the PPG Chlor-alkali and Derivatives Business are eligible to participate in PPG’s stock-based compensation plans, which include stock options, restricted stock units (“RSUs”) and grants of contingent shares that are earned based on achieving targeted levels of total shareholder return. All current grants of stock options, RSUs and contingent shares are made under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan (“PPG Amended Omnibus Plan”), which was amended and restated effective April 21, 2011. Shares available for future grants under the PPG Amended Omnibus Plan were 8.3 million as of December 31, 2012.

Total stock-based compensation cost related to the PPG Chlor-alkali and Derivatives Business was $3 million, $2 million, and $2 million in 2012, 2011, and 2010 respectively. The income tax benefit recognized in the accompanying combined income statement related to the stock-based compensation was $1 million in each of the years ended December 31, 2012, 2011 and 2010, respectively.

Stock Options

Certain employees of the PPG Chlor-alkali and Derivatives Business have been granted stock option awards under two stock option plans: the PPG Industries, Inc. Stock Plan (“PPG Stock Plan”) and the PPG Amended Omnibus Plan whereby these employees can purchase shares of common stock at prices equal to the fair market value of the shares on the date the options were granted. The options are generally exercisable beginning from six to 48 months after being granted and have a maximum term of 10 years. Upon exercise of a stock option, shares of PPG stock are issued from treasury stock. The PPG Stock Plan includes a restored option provision for options originally granted prior to January 1, 2003 allows an optionee to exercise options and satisfy the option cost by certifying ownership of mature shares of PPG common stock with a market value equal to the option cost.

The fair value of stock options issued to employees is measured on the date of grant and is recognized as expense over the requisite service period. The PPG Chlor-alkali and Derivatives Business estimates the fair value of stock options using the Black-Scholes option pricing model. The risk-free interest rate is determined by using the U.S. Treasury yield curve at the date of the grant and using a maturity equal to the expected life of the option. The expected life of options is calculated using the average of the vesting term and the maximum term, as prescribed by accounting guidance on the use of the simplified method for determining the expected term of an employee share option. This method is used as the vesting term of stock options was changed to three years in 2004 and, as a result, the historical exercise data does not provide a reasonable basis upon which to estimate the expected life of options. The expected dividend yield and volatility are based on historical stock prices and dividend amounts over past time periods equal in length to the expected life of the options.

The following weighted average assumptions were used to calculate the fair values of stock option grants in each year:

	2012	2011	2010
Risk free interest rate	1.3%	2.9%	2.8%
Expected life of option in years	6.5	6.4	5.9
Expected dividend yield	3.3%	3.3%	3.4%
Expected volatility	29.4%	28.0%	28.5%

The weighted average fair value of options granted was $17.97 per share, $19.00 per share, and $13.45 per share for the years ended Dec. 31, 2012, 2011, and 2010, respectively.

A summary of the stock options outstanding and exercisable related to the PPG Chlor-alkali and Derivatives Business and activity for the year ended December 31, 2012 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Intrinsic Value (in millions)
Outstanding, Dec. 31, 2011	183,870	$61.92	7.9	$6
Granted	44,644	89.94
Exercised	(66,432)	51.06
Outstanding, Dec. 31, 2012	162,082	$75.18	7.6	$10
Vested or expected to vest, Dec. 31, 2012	158,072	$74.90	7.6	$10
Exercisable, Dec. 31, 2012	28,790	$51.03	5.2	$2

At December 31, 2012, there was $0.4 million of total unrecognized compensation cost related to outstanding stock options that had not yet vested. This cost is expected to be recognized as expense over a weighted average period of 1.5 years.

The following table presents the PPG Chlor-alkali and Derivatives Business’s stock option activity for the years ended December 31, 2012, 2011, and 2010:

(Millions)	2012	2011	2010
Total intrinsic value of stock options exercised	$4	$1	$1
Cash received from stock option exercises	3	2	2

Restricted Stock Units

Long-term incentive value is delivered to selected key PPG Chlor-alkali and Derivatives Business management employees by granting RSUs, which have either time or performance-based vesting features. The fair value of an RSU is equal to the market value of a share of PPG stock on the date of grant. Time-based RSUs vest over the three-year period following the date of grant, unless forfeited, and will be paid out in the form of PPG stock, cash or a combination of both at PPG’s discretion at the end of the three year vesting period. Performance-based RSUs vest based on achieving specific annual performance targets for PPG earnings per share growth and PPG cash flow return on capital over the three calendar year-end periods following the date of grant. Unless forfeited, the performance-based RSUs will be paid out in the form of PPG stock, cash or a combination of both at PPG’s discretion at the end of the three-year performance period if PPG meets the performance targets. The amount paid for performance-based awards may range from 0% to 180% of the original grant, based upon the frequency with which the annual earnings per share growth and cash flow return on capital performance targets are met over the three calendar year periods. For the purposes of expense recognition, PPG has assumed that performance-based RSUs granted in 2009 will vest at 150% and those granted in 2010 and 2011 will vest at the 100% level. Five of the six performance targets were met during the performance vesting period of the 2009 grant. At December 31, 2011, four of the four possible performance targets had been met for the 2010 grant, and two of the two possible performance targets had been met for the 2011 grants.

The following table summarizes the RSU activity related to the PPG Chlor-alkali and Derivatives Business for the year ended Dec. 31, 2012:

	Number of Shares	Weighted Average Fair Value	Intrinsic Value (in millions)
Outstanding, Jan. 1, 2012	42,415	$48.33	$4
Granted	11,851	85.08
Additional shares vested	9,912	55.26
Released from restriction	(18,670)	27.66
Outstanding, Dec. 31, 2012	45,508	$68.83	$6
Vested or expected to vest, Dec. 31, 2012	45,063	$68.74	$6

There was $0.6 million of total unrecognized compensation cost related to nonvested RSUs outstanding as of Dec. 31, 2012. This cost is expected to be recognized as expense over a weighted average period of 1.4 years.

Contingent Share Grants

Grants of contingent shares to selected key executives of the PPG Chlor-alkali and Derivatives Business have been provided by PPG and may be earned based on PPG total shareholder return over the three-year period following the date of grant. Contingent share grants (referred to as “TSR awards”) are made annually and are paid out at the end of each three-year period based on PPG’s performance. Performance is measured by determining the percentile rank of the total shareholder return of PPG common stock in relation to the total shareholder return of the S&P 500 for the three-year period following the date of grant. The payment of awards following the three-year award period will be based on performance achieved in accordance with the scale set forth in the plan agreement and may range from 0 percent to 220 percent of the initial grant. A payout of 100 percent is earned if the target performance is achieved. Contingent share awards for the 2010-2012, 2011-2013, and 2012-2014 periods earn dividend equivalents for the award period, which will be paid to participants with the award payout at the end of the period based on the actual number of contingent shares that are earned. Any payments made at the end of the award period may be in the form of stock, cash or a combination of both. The TSR awards qualify as liability awards, and compensation expense is recognized over the three-year award period based on the fair value of the awards (giving consideration to PPG’s percentile rank of total shareholder return) remeasured in each reporting period until settlement of the awards.

As of December 31, 2012, there was $4 million of total unrecognized compensation cost related to outstanding TSR awards based on the current estimate of fair value. This cost is expected to be recognized as expense over a weighted average period of 1.8 years.

21. Separation and Merger Transaction

On January, 28, 2013, PPG completed the separation of the PPG Chlor-alkali and Derivatives Business and merger of its wholly-owned subsidiary, Eagle Spinco Inc., with a subsidiary of Georgia Gulf Corporation in a tax efficient Reverse Morris Trust transaction (the “Transaction”). Pursuant to the merger, Eagle Spinco, the entity holding the former PPG Chlor-alkali and Derivatives Business, is now a wholly-owned subsidiary of Georgia Gulf. The closing of the merger followed the expiration of the related exchange offer and the satisfaction of certain other conditions. The combined company formed by uniting Georgia Gulf with the former PPG Chlor-alkali and Derivatives Business is named Axiall Corporation (“Axiall”). PPG holds no ownership interest in Axiall. PPG received the necessary ruling from the Internal Revenue Service and as a result, this Transaction was generally tax free to PPG and its shareholders.

Under the terms of the exchange offer, 35,249,104 shares of Eagle Spinco common stock were available for distribution in exchange for shares of PPG common stock accepted in the offer. Following the merger, each share of Eagle Spinco common stock automatically converted into the right to receive one share of Axiall Corporation common stock. Accordingly, PPG shareholders who tendered their shares of PPG common stock as part of this offer received 3.2562 shares of Axiall common stock for each share of PPG common stock accepted for exchange.

Under the terms of the Transaction, PPG received approximately $900 million of cash and 35.2 million shares of Axiall common stock (market value of $1.8 billion on January 25, 2013) which were distributed to PPG shareholders by the exchange offer as described above. The cash consideration is subject to customary post-closing adjustment, including a working capital adjustment. In the Transaction, PPG transferred environmental remediation liabilities, defined benefit pension plan assets and liabilities and other post-employment benefit liabilities related to the PPG Chlor-alkali and Derivatives Business to Axiall.

22. Subsequent Events

Except for the events described in Note 1 and Note 21, management of the PPG Chlor-alkali and Derivatives Business has determined that there were no subsequent events that would require disclosure in or adjustment to the accompanying financial statements through May 14, 2013.